Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made as of September 30, 2002, between DOMINION RESOURCES, INC. (the "Company") and THOS. E. CAPPS (the "Executive").

RECITALS:

The Board of Directors of the Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors has and continues to believe that it is particularly important to have stable, excellent management. The Board of Directors has and continues to believe that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. To accomplish this purpose, the Company and the Executive entered into an agreement as of April 16, 1999, which replaced a prior agreement (the "1999 Employment Agreement").

The Board of Directors wishes to foster an atmosphere of cooperation among the key management employees of the Company and its subsidiaries, and provide an incentive for such employees to continue to contribute to the future growth and success of the Company and its subsidiaries. To accomplish this objective, the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into a new employment agreement with the Executive, which shall replace the Executive's 1999 Employment Agreement. The Company acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs. The Executive has agreed to continue to be employed by the Company under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1. Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company, as Chief Executive Officer and President of the Company for the period beginning on the date of this Agreement and ending on the date of the Company's annual meeting of shareholders in 2005 (the "Term of this Agreement"), according to the terms of this Agreement.

2. Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will be Chief Executive Officer of the Company and will report directly to the Board of Directors. During the Term of this Agreement, the Executive will continue to exercise such authority and perform such executive duties as are commensurate with his position as Chief Executive Officer. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors of the Company with respect to the performance of his duties. The Executive shall also be President of the Company and will perform such executive duties as are commensurate with his position as President.

3. Effect on Other Agreements. This Agreement sets forth the entire understanding of the parties with respect to the terms of the Executive's employment with the Company and its subsidiaries. This Agreement supersedes and replaces the Executive's 1999 Employment Agreement, which will terminate as of the date on which this Agreement is executed. This Agreement supersedes and replaces all agreements that were superseded and replaced by the 1999 Employment Agreement and any other employment agreements between the Executive and the Company or a subsidiary (collectively, the "Prior Agreements"). The term "employment agreement" as used in the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates or the credited service agreement described in Section 5(c). The Executive and the Company agree that the Executive's Prior Agreements are null and void.

4. Compensation and Benefits.

(a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

(i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the date on which this Agreement is executed. The Board of Directors will evaluate the Executive's performance at least annually and will consider annual increases in the Executive's salary based on the Executive's performance.

(ii) The Executive will be entitled to receive incentive awards based on the Executive's job performance, if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award. The Board of Directors will make its determination consistent with the methodology used by the Board of Directors for compensating its senior management employees.

(b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans, cash and stock incentive plans, fringe benefit plans and other employee benefit plans and programs provided by the Company for its senior management employees from time to time.

5. Completion Benefits.

(a) The Executive will be entitled to receive the following additional benefits upon his termination of employment with the Company:

(i) The Executive's retirement benefits under the Company's Retirement Plan and Benefit Restoration Plan will be computed using compensation based on the Executive's highest rate of annual salary in effect at any time during his employment. The supplemental benefit to be provided under this subsection (i) will be provided as a supplemental benefit under this Agreement and will not be provided directly from the Retirement Plan.

(ii) The Executive's "Final Compensation" under the Company's Executive Supplemental Retirement Plan (the "SRP") will be determined by computing the "Incentive Compensation Amount" as if the Executive's short-term incentive compensation target award was the unreduced percentage (which will be at least 45%) of his salary midpoint as approved by the Committee for the year (for example, for 1993 and 1994, the unreduced percentage was 45% of his salary midpoint, as compared to the reduced target that was used for 1993 and 1994 in order to make long-term compensation a larger part of the Executive's incentive compensation for those years).

(iii) The benefit under the SRP will continue to be computed as an equal periodic payment for 120 months, according to the SRP document. However, this periodic payment will be payable for the Executive's life (or for 120 payments, if longer).

(iv) All restricted stock held by the Executive as of the date of termination of his employment will become fully vested (that is, transferable and nonforfeitable) as of the date of termination of his employment.

(v) The Company will pay to the Executive a single lump sum payment equal to nine hundred fifty thousand dollars ($950,000) on the day following the date of termination of his employment.

(b) In addition to the foregoing, the Executive will receive, upon his termination of employment with the Company before the annual meeting of shareholders in 2005, a single lump sum cash payment equal to the present value of the annual base salary and annual cash incentive awards (computed as described below) that the Executive is projected to receive for employment in the "Calculation Year" to the extent otherwise not paid for services rendered. For purposes of this Agreement, the Calculation Year is the period from the annual meeting of shareholders in 2004 until the annual meeting of shareholders in 2005. The lump sum will be computed as follows:

(i) For purposes of this calculation, the annual base salary that the Executive is projected to receive for employment for the Calculation Year will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period ending with the last complete calendar year before his termination of employment. For purposes of this calculation, the annual cash incentive awards that the Executive is projected to receive for employment in the Calculation Year will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period ending with the last complete calendar year before his termination of employment. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

(ii) If the Executive has not yet received an annual cash incentive award for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive's termination of employment. If the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the lump sum payment will be increased to include an award for the year preceding the Executive's termination of employment. The incentive award for the year or portion of the year preceding the Executive's termination of employment will be determined according to clause (i) above, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award pursuant to Section 4(a)(ii) before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

(iii) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable Federal short-term rate, as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded monthly, in effect on the date on which the present value is determined.

(iv) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

(c) As set forth in the existing credited service agreement between the Executive and the Company, the Executive will be credited with a total of 30 years of service for purposes of the Company's retirement plans.

6. Termination of Employment.

(a) During the Term of this Agreement, the Company may terminate the Executive's employment only for Cause. During the Term of this Agreement, the Executive may voluntarily terminate employment under the circumstances described in clauses (i)-(v) of this subsection (a). After July 31, 1998, the Executive may voluntarily terminate employment under the circumstance described in clause (vi) of this subsection (a). If the Executive's employment is terminated for Cause, or if the Executive voluntarily terminates employment pursuant to this Section 6(a), the Executive will be entitled to receive the benefits described in subsection (b). Subject to the provisions of this subsection (a), the Executive may voluntarily terminate employment after (i) the Executive's base salary is reduced, (ii) the Executive is not in good faith considered for incentive awards as described in Section 4(a)(ii), (iii) the Company fails to provide benefits as required by Section 4(b), (iv) the Executive's place of employment is relocated to a location further than 30 miles from Richmond, Virginia, (v) the Executive's working conditions or management responsibilities are substantially diminished (other than on account of the Executive's disability, as defined in Section 7 below), or (vi) the Executive voluntarily terminates employment on or after August 1, 1998 upon 90 days prior written notice to the Company and the Committee consents in writing to such termination. In order for clause (i), (ii), (iii), (iv) or (v) of this subsection (a) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (a), (2) the Executive's voluntary termination under this subsection must occur within 60 days after an event described in clause (i), (ii), (iii), (iv) or (v) of the preceding sentence, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (a) on account of the event specified in the Executive's notice.

(b) In accordance with the provisions of Section 6(a), the Executive will be entitled to receive the following benefits determined as of the date of his termination of employment:

(i) The Executive will receive the benefits described in Section 5(a)(i), (ii), (iii), (iv) and (v) above as of the date of his termination of employment. In addition, the Executive will receive the single lump sum cash payment described in Section 5(b) of this Agreement if such payment is not otherwise payable under the terms of Section 5(b).

(ii) The Executive will be credited with a total of 30 years of service for purposes of the Company's retirement plans.

(iii) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under the Company's medical and other welfare benefit plans, and the Company will continue the Executive's coverage under the Company's welfare benefit plans as if the Executive remained employed through the end of the Term of this Agreement. Notwithstanding the foregoing, if the Company determines that giving such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a benefit plan, or otherwise have adverse legal ramifications, the Company may pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of giving such credit and continued coverage.

(c) The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company. The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise. If the Executive voluntarily terminates employment prior to the end of the Term of this Agreement for a reason not described in subsection (a) above or Section 7 below, this Agreement will immediately terminate and the Executive shall be entitled to the payment of the benefits under Sections 5(a), 5(b) and 5(c).

7. Disability or Death. If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v), 5(b), and 6(b)(ii) of this Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v), 5(b), and 6(b)(ii) will be provided to the Executive's beneficiary designated under the terms of the applicable benefit plan. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive participates. Except to the extent provided in this Section 7, the provisions of Sections 1, 2, 4, 5 and 6 of this Agreement will terminate upon the Executive's death or disability. The term "disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform any and every duty pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

8. Cause. For purposes of this Agreement, the term "Cause" means (i) material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties. The foregoing acts or events will constitute "Cause" for purposes of this Agreement only to the extent that they were committed on or after September 15, 1995 (i.e., the date on which the 1995 Employment Agreement was amended).

9. Additional Provisions on a Change in Control. The provisions of Section 9 will apply in the event of a Change in Control as defined below.

(a) For purposes of this Agreement, "Change in Control" means:

(i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is also the majority at the time the purchases are made); or

(ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board of Directors, or any successor's board, within two years of the last of such transactions.

(b) On the date of a Change in Control, the Executive shall become fully vested in any and all stock incentive awards granted to the Executive under any Company plan, which awards have not become exercisable as of the date of a Change in Control and all stock options (including options vested as of the date of a Change in Control) shall remain exercisable until the applicable option expiration date. All forfeiture conditions that as of the date of a Change in Control are applicable to any deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company pursuant to any Company plan or otherwise shall lapse immediately.

10. Gross-up for Certain Taxes.

(a) If the Company determines that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, within 30 business days after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of:

(i) the amount of such Excise Taxes multiplied by

(ii) the Gross-up Multiple (as defined in Section 10(d)).

The Gross-up Payment is intended to compensate the Executive for all Excise Taxes payable by the Executive with respect to the Potential Parachute Payments and any federal, state, local or other income or other taxes or Excise Taxes payable by the Executive with respect to the Gross-up Payment.

(b) The determination of the Company described in Section 10(a), including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto, shall be set forth in a written certificate of the Company's independent auditors (the "Company Certificate") delivered to the Executive. The Executive may at any time request the preparation and delivery to the Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to the Executive as soon as reasonably possible after such request.

(c) If for any reason it is later determined pursuant to a final judgment of a court of competent jurisdiction or a determination by the Company that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company pursuant to Section 10(a), then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

(i) the sum of (A) such additional Excise Taxes and (B) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 10(a) multiplied by

(ii) the Gross-up Multiple (as defined in Section 10(d)).

(d) The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective after-tax marginal rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment. If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.

(e) The Executive shall notify the Company in writing (an "Executive's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by the Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 10(a). Such Executive's Notice shall include a copy of all notices and other documents or correspondence received by the Executive in respect of such IRS Claim. The Executive shall give the Executive's Notice as soon as practicable. If before the deadline for a response to the IRS ("IRS Claim Deadline"), the Company shall:

(i) deliver to the Executive a Company Certificate to the effect that the IRS Claim has been reviewed by the Company and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by the Executive is either zero or an amount less than the amount specified in the IRS Claim,

(ii) pay to the Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the positive difference between (A) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-Up Multiple, and (B) the portion of such product, if any, previously paid to Executive by the Company, and

(iii) direct the Executive pursuant to Section 10(h) to contest the balance of the IRS Claim, then the Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall the Executive pay an IRS Claim earlier than 30 days after having given an Executive's Notice to the Company (or, if sooner, the IRS Claim Deadline).

(f) At any time after the payment by the Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments, the Company may in its discretion require the Executive to pursue a claim for a refund (a "Refund Claim") of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to the Executive.

(g) If the Company notifies the Executive in writing that the Company desires the Executive to contest an IRS Claim or to pursue a Refund Claim, the Executive shall:

(i) give the Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

(ii) take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of the Executive (which approval shall not be unreasonably withheld or delayed),

(iii) cooperate with the Company in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

(iv) permit the Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

(v) contest such IRS Claim or prosecute such Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.

The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause the Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive relating to the IRS Claim is limited solely to such IRS Claim, (ii) the Company's control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

(h) The Company may at any time in its discretion direct the Executive to (i) contest the IRS Claim in any lawful manner or (ii) if the Executive is not an employee of the Company at the time, pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs the Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes or Excise Tax, and any related interest or penalties imposed with respect to such advance.

(i) The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or the Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes, Excise Tax and related interest and penalties imposed on the Executive as a result of such payment of costs and expenses.

(j) If, after the receipt by the Executive of any payment or advance of Excise Taxes advanced by the Company, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 10) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(h), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 10(h) and (i).

11. Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

12. Form of Payment. All amounts payable under this Agreement (other than restricted stock, which will be paid according to the terms of the Company's Long-Term Incentive Plan and Incentive Compensation Plan) will be paid in cash, subject to required income and payroll tax withholdings.

13. Administration. The Committee will be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become due and owing.

14. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate (or other beneficiary designated under the terms of the applicable benefit plan) will receive any amounts payable under this Agreement after the death of the Executive.

15. Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

16. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

17. Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

WITNESS the following signatures.

DDOMINION RESOURCES, INC.

By: /s/ K. A. Randall Kenneth A. Randall, Chairman, Organization and Compensation Committee
Dated: October 4, 2002

/s/ Thos. E. Capps
Dated: October 4, 2002